Exhibit 99.3

Unofficial translation from Hebrew

Date: March 6, 2022

To:
Phoenix Amitim Israel Shares Partnership

Subject: Grant of Options

Whearas the parties entered into an agreement for the sale of 2,388,815 shares of Gilat Satellite Networks Ltd. (the “Company”) from the undersigned to Phoenix Amitim Israel Shares Partnership in accordance with the terms set forth in the Offer and Acceptance Form dated March 6, 2022 (attached as Appendix A to this letter), we hereby grant 4,728,545 non-tradable options to purchase from the undersigned 4,728,545 shares of the Company, subject to the adjustments and in accordance with the terms set forth in the Appendix to this letter and subject to and in accordance with the terms set forth in the Offer and Acceptance Form (the “Options”).

As evidence, we came to the undersigned:

/S/ FIMI Opportunity Five, LP	/S/ FIMI Israel Opportunity Five, LP
FIMI Israel Opportunity Five, LP	FIMI Opportunity Five, LP

/S/ FIMI Israel Opportunity IV, LP	/S/ FIMI Opportunity IV, LP
FIMI Israel Opportunity IV, LP	FIMI Opportunity IV, LP

Terms of the Options Appendix

1.	Definitions:

In this agreement, the following terms will be given the meaning mentioned below:

1.1.	“Offerors” - FIMI Israel Opportunity Five, LP, FIMI Opportunity Five, LP, FIMI Israel Opportunity IV, LP, FIMI Opportunity IV, LP.

1.2.	“Offeree” – Phoenix Amitim Israel Shares Partnership

1.3.	“Company” - Gilat Satellite Networks Ltd.

1.4.	“Banking Business Day” – Mondays - Thursdays when the banks or most banks in Israel are open for transactions.

1.5.	“Exercise Price” – The exercise price per share multiplied by the number of options / shares in respect of which an Exercise Notice was given.

1.6.	“Exercise Price Per Share” - USD 8.5 (subject to adjustments as set forth in this Agreement).

1.7.	“Exercise Shares” - Shares of the Company listed for trading on the Tel Aviv Stock Exchange/Nasdaq Stock Exchange.

1.8.	“Exercise Period” - from the date of this letter until 31/12/2022.

2.	Statements of the Offerors and the Offeree

2.1.	Each of the Offerors and the Offeree hereby represnts and confirms to the other as follows:

2.1.1.
That there is no impediment under any law and/or agreement and/or any order or judgment and the engagement does not require the approval or consent of any authority and that there is no other impediment to its entering into this agreement and/or fulfillment of all its obligations under it in full and on time;

2.1.2.
That it is entering into this agreement based on the representations of the other party, specified in this agreement, and that except for the representations specified in this agreement, no representations and/or promises were made by the other party;

2.1.3.
That all necessary decisions have been made in accordance with its constituent documents and in accordance with any law for its entering into this agreement and the performance of all its obligations thereunder.

3.	The Options

3.1.
The Offerors hereby grant to the Offeree 4,728,545 Options, each Option being exercisable for one share of the Company at any time during the Exercise Period, by giving written notice to the Offereors of the exercise of the Option (the “Exercise Notice”), attached as Appendix A below, and against payment of the Exercise Price Per Share.

3.2.
The Exercise Notice shall specify the number of Options that the Offeree seeks to exercise, and shall specify the exercise date, which will be within 65 days from the Exercise Notice’s date (according to the Offeree’s decision) provided that the exercise date is a Banking Business Day as defined above (the “Exercise Date”).

3.3.
The Offeree shall be entitled to deliver an Exercise Notice under this agreement only if the number of Exercise Shares included in the Exercise Notice is no less than (a) 300,000 Exercise Shares, or (b) all Exercise Shares included in this agreement and for which an Exercise Notice has not yet been given at the relevant date, whichever is lower. Subject to the limitations set forth in this section, the Options may be exercised in installments, at the discretion of the Offeree. For the avoidance of doubt, it is hereby clarified that, subject to the limitations set forth in this section, the Offeree may exercise the Options by a number of Exercise Notices, given at different times, and under each of them the Offeree will be allotted some of the shares subject to the Options.

3.4.
If the Offeree wishes to exercise only part of the Options owned by him, then, against the delivery of the Exercise Notice to the Offerors, the Offerors will deliver the Offeree an option agreement in respect of the remaining Options not yet exercised by the Offeree.

3.5.
Notwithstanding the foregoing, the Options will not be exercisable on a Company’s record date for the distribution of benefit shares, for a rights offering, dividend distribution, capital consolidation, capital split or capital reduction (each of the above shall be hereinafter referred to as a “Company Event”). If an ex-day of a Company Event occurs before the determining day of a Company Event, no exercise will be made on such ex-day.

3.6.
If the Exercise Notice is received by the Offeree, the Offerors will sell to the Offeree or, in accordance with the Offeree’s instructions, to another member of the Phoenix Group Insurance Company Ltd. (and in this regard, “Phoenix Group” means Phoenix Amitim Israel Shares Partnership or any of its subsidiaries consolidated in its financial statements; and any refecrence in this agreement to the Offeree in the Exercise Shares shall be deemed to refer to the Offeree as defined in the introduction to this agreement above or, in the case of such provision, to another company as aforesaid), the Exercise Shares on the Exercise Date specified in the Exercise Notice and against payment of the Exercise Price to the Offerors.

3.7.	Upon sale and transfer to the Offeree, the Exercise Shares will be free of any lien, foreclosure, pledge and/or other right of any third party.

3.8.
The Offeree may not sell, encumber and/or transfer in any other way the Options and/or part and/or any other right in the Options, including the right to exercise the Options, except to a person who is an insurer (within the meaning set forth in the Insurance Supervision Law, 1981) or a provident fund or a management company (as defined in the Financial Services Supervision Law (Provident Funds), 2005) who declared in advance that it knows that the Offerors are an “affiliate” of the Company (as the term is defined in U.S. securities law)s and that the Exercise Shares and Options have not been registered snd are not being sold pursuant to an effective registration statement in accordance with U.S. securities laws.

4.	Adjustment

4.1.	Adjustments due to the distribution of benefit shares

If the Company distributes benefit shares, then immediately after the record date for the distribution of the benefit shares (the “Record Date”), the number of shares arising from the exercise of the Options to which the Offeree will be entitled to, upon exercise, will increase by adding the number and type of shares to which the Offeree was entitled to as benefit shares had it exercised the Options (not yet exercised) immediately before the Record Date, and the payment for each share at the time of exercising each Option will be reduced accordingly. In the event of such adjustments, the Offeree shall not be entitled to receive a portion of one whole share.

4.2.	Adjustments due to the distribution of dividends

If the Company makes a distribution, as defined in the Companies Law, 5759-1999 (“Distribution”), and the Record Date for it will take effect before the Exercise Date, the Exercise Price will be reduced by the amount of the Distribution due to the Offeree for the Exercise Shares, had the Offeree exercise the options immediately before said Record Date.

4.3.	Changes in the Share Capital

If the Company consolidates the ordinary shares in its issued capital for shares with a greater par value or divides them into sub-shares with a smaller par value, the number of Exercise Shares to be sold due to the exercise of the Options after such action will be reduced or increased, as the case may be.

If the company consolidates or splits its ordinary shares into shares with a different nominal value, and the Record Date for which will apply before the Exercise Date, the number of shares resulting from the exercise of the Options to which the holder is entitled upon exercise will be adjusted to reflect such consolidation and/or capital split.

In addition to the above, the consideration for the Option or the number of shares in the Option will be adjusted in the event of a merger and exchange of the Company’s shares with shares of another company.

5.	Notices

The addresses of the parties for the purposes of this agreement are as specified in the recitals to this agreement, or any other address of either of them, as such party shall notify the other in writing at least 7 days in advance. Any notice that a party is required to deliver to the other party under this agreement shall be made in writing, by personal delivery only.

6.	General

6.1.	The introduction to this agreement is an integral part of it.

6.2.
The titles of the clauses in this agreement are for convenience and orientation only, they are not a part of the agreement and they are not and will not be given any weight in the interpretation of the agreement or any clause of its clauses.

6.3.
The parties will take all additional acfions (including signing additional documents and obtianing any consent) that will be reasonably required for the implementation and execution of this agreement pursuant to its wording and spirit.

6.4.	This agreement does not confer any right on a third party.

6.5.
Drafts and other documents exchanged between the parties prior to the signing of this agreement will be deemed void and will not be used in any way for the purposes of interpretation, for the purposes of a claim or for any other purpose.

6.6.
Each party shall be responsible for the payment of any tax, levy or fee applicable to it in connection with the signing or execution of this agreement. Each party to this agreement shall bear the expenses incurred for the purpose of drafting and implementing this agreement.

6.7.
Any promise or representation in any form, whether written or oral or by way of conduct or omission going into this agreement shall be deemed void and this agreement shall be deemed to be comprehensive, reflecting and exhaustive of the full statements, representations and obligations of the parties with respect to the subject matter of this agreement.

6.8.
Any change or amendment to this agreement, including waiver or termination, shall be made in a written document that expressly relates to this agreement, and which is signed by the parties to this agreement. In the event of a waiver, the signature of the waiving party will be sufficient.

6.9.
Without derogating from what is stated in this agreement, in any case where a party to the agreement does not demand its execution or partial executio, it will not be deemed a waiver of its right to do so, nor will a waiver of a breach of this agreement be deemed a continuous waiver.

6.10.
The laws of the state of Israel shall exclusively govern the Option Agreement, including its interpretation the rights and obligations of the parties pursuant thereto, and any other matter arising therefrom and/or related to it. The exclusive authority to discuss any dispute and/or disagreement that arises between the Offerors and the Offeree, in all matters related to and/or arising from the Option Agreement, including in connection with its validity, interpretation, execution and/or violation, will be submitted to the courts in Tel Aviv-Yafo exclusivley, according to their substantive authority.

Approvals

Lawyer Approval

I, the undersigned, Liav Tal, Advocate, hereby approve that on March 7, 2022, the above Option Agreement was lawfully signed by FIMI Israel Opportunity Five, LP, FIMI Opportunity Five, LP, FIMI Israel Opportunity IV, LP,  FIMI Opportunity IV, LP. (the “Offerors”), by Ishay Davidi and Ami Boehm, who are the authorized signatories of FIMI Israel Opportunity Five, LP, FIMI Opportunity Five, LP, FIMI Israel Opportunity IV, LP,  FIMI Opportunity IV, LP., and that their signing is binding upon the Company for all intents and purposes.

/s/ Liav Tal	March 7, 2022
Signature and Stamp of the attorney	Date

Offeree approval

We, the undersigned, Phoenix Amitim Israel Shares Partnership, number ____, hereby confirm the acceptance of the above Option Agreement and the options thereunder.

In witness whereof we affix our signatures, today, March 6, 2022:

/S/ Dan Kerner/Hagai Shriver

Appendix A

Appendix A – Exercise Notice of Non-Tradable Options

To:
FIMI Israel Opportunity Five, LP
FIMI Opportunity Five, LP
FIMI Israel Opportunity IV, LP
FIMI Opportunity IV, LP

1.
In accordance with the Option Agreement dated ___________, 2022 (the “Option Agreement”), according to which we were allotted 4,728,545 Options and in accordance with the appendix of the terms of the Options, we hereby exercise __________ Options for __________ (__________) shares of Gilat Satellite Networks Ltd. (“Exercise Shares”).

[** To the extent that a new option letter is issued following a partial Exercise Notice, the section will be updated accordingly **]

2.	A photocopy of the Option Agreement is attached to this Exercise Notice.

3.	We request that the sale of the Exercise Shares will be made on ___________. [** Delete if not applicable **]

The terms of this Exercise Notice shall have the meaning provided to them in the Option Agreement unless expressly stated otherwise.

In witness whereof we affix our signatures:

Name of the Offeree:

Name of the undersigned:

Signature: ________________

Date: ________________